Exhibit 99.1

NEWS RELEASE	Release Date: April 30, 2004 before 9:30 am EST

KNBT BANCORP, INC. ANNOUNCES FIRST QUARTER
RESULTS AND DECLARATION OF FIRST DIVIDEND

Lehigh Valley, PA (April 30, 2004) — KNBT Bancorp, Inc. (NASDAQ/NMS: KNBT), the holding company for Keystone Nazareth Bank & Trust Company (the “Bank”), today announced net income of $4.1 million, or $0.14 per diluted share, for the quarter ended March 31, 2004.  This compares to net income of $2.9 million for the first quarter of 2003.  At March 31, 2004, KNBT’s total assets were $2.1 billion, total deposits were $1.3 billion and shareholders’ equity was $397.9 million.

KNBT also announced that its Board of Directors, at its meeting on April 26, 2004, declared the Company’s first dividend of $0.05 per share payable on June 1, 2004 to shareholders of record on May 17, 2004.

Scott V. Fainor, President and Chief Executive Officer of KNBT, stated “We are very pleased with the results for our first full quarter as a public company.  Much of our focus in the quarter was directed towards completing the systems integration process.  Now that the integration process is substantially complete, our results have begun to reflect the power of our banking franchise.  We expect the next several quarters to demonstrate more fully the power and resilience of our business model.  We are particularly pleased to declare our first dividend to KNBT shareholders.”

KNBT completed its mutual-to-stock conversion and initial public offering on October 31, 2003.  On the same date, KNBT acquired First Colonial Group, Inc. (“First Colonial”).  KNBT was a mutual savings bank through October 31, 2003, accordingly there is no per share data prior to that date.

Net Interest Income and Net Interest Margin

Net interest income increased by $6.6 million to $15.5 million for the first quarter of 2004 compared to the first quarter of 2003.  The increase in net interest income was due primarily to a substantially higher level of average interest-earning assets that resulted from the acquisition and the investment of funds received from the Company’s initial public offering.  KNBT’s average interest-earning assets increased by $806.8 million to $1.8 billion in the first quarter of 2004 compared to the first quarter of 2003.  KNBT’s tax-equivalent net interest spread was 3.36% in the first quarter of 2004 compared to 3.61% in the first quarter of 2003.  Tax-

equivalent net interest margin was 3.68% for the first quarter of 2004 compared to 3.85% for the first quarter of 2003.

KNBT’s $15.5 million of net interest income in the quarter ended March 31, 2004 represents a $3.4 million, or 28.5%, increase in net interest income compared to the quarter ended December 31, 2003.  The Company’s net interest spread and margin were 3.00% and 3.20%, respectively, in the fourth quarter of 2003.

Provision for Loan Losses and Related Allowance for Loan Losses

The provision for loan losses was $1.5 million in the quarter ended March 31, 2004 compared to $62,000 for the first quarter of 2003.  For the fourth quarter of 2003, KNBT’s provision for loan losses was $2.1 million.  KNBT’s provision in the quarter reflects the current risks in the loan portfolio as it grows and the mix changes.  As of March 31, 2004, KNBT’s total non-performing assets amounted to $2.9 million and its ratio of non-performing assets to total assets was 0.14%.  At March 31, 2004, KNBT’s allowance for loan losses was 326.8% of its non-performing loans and 0.97% of its total loans.

Non-Interest Income and Non-Interest Expense

Non-interest income was $4.0 million in the quarter ended March 31, 2004, an increase of $1.8 million over non-interest income in the first quarter of 2003.  The primary reasons for the increase were $353,000 in revenue from the trust department acquired from First Colonial, $312,000 in additional income from bank owned life insurance (“BOLI”), $459,000 in additional deposit service charges, and $261,000 in increased debit card and electronic banking fees.  Non-interest income increased by $1.5 million, or 62.1% over the previous quarter.

Non-interest expense was $12.5 million in the quarter ended March 31, 2004, an increase of $5.6 million over non-interest expense in the first quarter of 2003.  The increase primarily reflects the Bank’s larger combined operations.  Compensation and employee benefit costs increased by $3.5 million and net occupancy and equipment expenses increased by $826,000 in the first quarter of 2004 compared to the first quarter of 2003.  With its acquisition of First Colonial, KNBT added 20 offices and 245 employees.  In addition, since March 31, 2003, KNBT has opened 2 branch offices and acquired a 47,000 square foot operations center.  As a result of the First Colonial acquisition, KNBT reported $547,000 of amortization expense on intangible assets in the quarter ended March 31, 2004 compared to no amortization expense in the comparable prior period.  Professional fees increased by $460,000 in the first quarter of 2004 due to increased accounting, legal and consulting costs primarily incurred in connection with expansion and systems integration.

Balance Sheet Overview

KNBT’s total assets were $2.1 billion at March 31, 2004, an increase of $116.3 million from December 31, 2003.  The increase in total assets was due primarily to a $137.1 million increase in investment securities and a $32.4 million increase in the loan portfolio, which were partially offset by a $51.7 million decrease in cash and cash equivalents.  Total deposits increased $4.8 million in the quarter ended March 31, 2004.  Advances from the Federal Home Loan Bank (“FHLB”) increased by $101.4 million to $308.5 million.  The proceeds from the FHLB advances were invested in purchases of investment securities.  KNBT’s total shareholders’ equity increased by $8.8 million to $397.9 million at March 31, 2004 compared to $389.1 million at

December 31, 2003.  The increase in shareholders’ equity was due primarily to net income for the quarter as well as a $3.9 million increase in accumulated other comprehensive income.

About KNBT Bancorp, Inc.

KNBT Bancorp, Inc. is the parent bank holding company for Keystone Nazareth Bank & Trust Company.  Keystone Nazareth Bank & Trust Company is a Pennsylvania chartered savings bank headquartered in Bethlehem, Pennsylvania with 41 branch offices in Lehigh, Northampton, Carbon and Monroe Counties, Pennsylvania.

Website:  www.knbt.com

Contacts:

Scott V. Fainor, President and Chief Executive Officer, KNBT Bancorp, Inc. and Keystone

Nazareth Bank & Trust Company, 610-861-5000

Eugene Sobol, Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995.  The information contained in the press release may contain forward looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to KNBT Bancorp’s or management’s intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties, and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements. These and other risks, uncertainties and other factors are discussed in KNBT Bancorp, Inc.’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Copies of these documents may be obtained from KNBT Bancorp upon request and without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov.

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KNBT Bancorp, Inc.

(Unaudited)

	For the Three Months Ended
	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	March 31, 2003
	(Dollars In Thousands)

Interest income	$22,351	$18,153	$13,193	$13,578	$14,139

Interest expense	6,875	6,110	4,657	4,991	5,303

Net interest income	15,476	12,043	8,536	8,587	8,836

Provision for loan losses	1,500	2,095	468	326	62

Net interest income after provision for loan losses	13,976	9,948	8,068	8,261	8,774

Non-interest income:
Deposit service charges	1,311	1,296	961	933	852
Securities gains (losses), net	(8)	(251)	—	2	—
Trust and investment services income	513	372	174	111	87
Bank-owned life insurance	667	474	344	342	355
Other	1,484	557	539	1,013	887

Total non-interest income	3,967	2,448	2,018	2,401	2,181

Non-interest expenses:
Salaries, wages and employee benefits	7,245	6,842	4,333	3,723	3,735
Net occupancy and equipment expense	1,825	1,571	1,051	978	999
Other	3,435	24,800	2,468	2,447	2,172

Total non-interest expenses:	12,505	33,213	7,852	7,148	6,906

Income before income taxes	5,438	(20,817)	2,234	3,514	4,049

Income tax expense (benefit)	1,323	(7,730)	478	888	1,100

Net income (loss)	$4,115	$(13,087)	$1,756	$2,626	$2,949

Per Common Share Data

Weighted Average Common Shares– Diluted	30,011,264	29,018,410	N/A	N/A	N/A
Weighted Average Common Shares– Basic	29,555,238	28,502,462	N/A	N/A	N/A
Net Income Per Share– Diluted	$0.14	N/M	N/A	N/A	N/A
Net Income Per Share– Basic	$0.14	N/M	N/A	N/A	N/A
Book Value	$13.44	$13.20	N/A	N/A	N/A

KNBT Bancorp, Inc.

Asset Quality

(Unaudited)

	At Period End or For the Three Months Ended
	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	March 31, 2003
	(Dollars In Thousands)

Non-accruing loans	$2,747	$1,720	$1,657	$1,588	$2,002
Accuring loans 90 days or more past due	7	405	64	15	15
Total non-performing loans	2,754	2,125	1,721	1,603	2,017

Other real estate owned	153	173	56	400	156
Total non-performing assets	$2,907	$2,298	$1,777	$2,003	$2,173

Total non-performing loans as a percentage of loans, net	0.30%	0.24%	0.30%	0.28%	0.38%
Total non-performing loans as a percentage of total assets	0.13%	0.11%	0.13%	0.15%	0.19%
Total non-performing assets as a percentage of total assets	0.14%	0.12%	0.13%	0.19%	0.21%

Allowance for loan losses, beginning of period	$7,910	$2,941	$2,814	$2,689	$2,927
Acquired from merger with First Colonial	—	3,548	—	—	—
Provision for loan losses	1,500	2,095	468	326	62
Total charge offs	491	717	362	212	312
Recoveries on loans previously charged-off	81	43	21	11	12
Net loans charged off	410	674	341	201	300

Allowance for loan losses, at period end	$9,000	$7,910	$2,941	$2,814	$2,689

Allowance for loan losses at period end to:
Average loans	0.99%	0.99%	0.51%	0.52%	0.47%
Loans at period end	0.97%	0.88%	0.50%	0.50%	0.50%
Non-performing loans	326.80%	372.24%	170.89%	175.55%	133.32%

KNBT Bancorp, Inc.

(Unaudited)

Balances (Period End)	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	March 31, 2003
	(Dollars In Thousands)

Assets	$2,057,085	$1,940,801	$1,369,198	$1,064,531	$1,040,782
Earning assets:	1,845,189	1,717,895	1,294,952	995,810	981,494
Investment securities and FHLB stock	882,684	745,630	346,869	398,941	408,670
Loans, net	913,518	882,166	572,847	533,045	514,441
Loans held for sale	3,745	4,677	10,617	24,655	17,984
Other earning assets	45,242	85,422	364,619	39,169	40,399

Total deposits:	1,294,215	1,289,410	819,347	814,271	797,361
Non-interest bearing deposits	112,856	117,270	47,463	44,602	37,856
Interest bearing checking	169,184	163,749	92,548	96,029	90,669
Money market	245,826	239,521	173,038	163,613	157,747
Savings	223,370	221,176	134,380	129,960	122,266
Certificates of deposit	439,089	441,909	291,531	300,440	309,031
IRA & Keogh	103,890	105,785	80,387	79,627	79,792

Other borrowings	28,393	24,550	11,034	9,266	10,013
Federal Home Loan Bank advances	308,540	207,153	106,000	108,000	103,500
Shareholders’ equity	397,866	389,080	118,053	117,471	114,295

	For the Three Months Ended
Balances (Daily Average)	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	March 31, 2003
	(Dollars In Thousands)

Assets	$1,979,186	$1,860,427	$1,098,171	$1,038,418	$1,003,954
Earning assets:	1,755,180	1,574,257	1,032,431	968,603	948,411
Investment securities	815,507	541,511	370,758	387,782	324,053
Loans, net	903,253	792,262	567,234	523,147	560,590
Loans held for sale	30	4,609	5,308	12,327	8,992
Other earning assets	36,390	235,875	89,131	45,347	54,776

Total deposits:	1,292,969	1,122,022	812,606	801,472	779,312
Non-interest bearing deposits	115,925	92,821	45,920	40,540	34,416
Interest-bearing checking	178,104	138,560	93,482	91,649	85,801
Money market	238,371	207,515	168,822	160,210	153,238
Savings	224,034	192,506	130,135	125,966	118,604
Certificates of deposit	433,512	392,120	295,110	303,320	308,593
IRA & Keogh	103,023	98,500	79,137	79,787	78,660

Other borrowings	23,296	20,414	10,583	8,813	7,880
Federal Home Loan Bank advances	248,470	132,132	106,345	106,290	102,962
Shareholders’ equity	393,393	295,300	115,803	117,015	108,143

	For the Three Months Ended
Ratios	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	March 31, 2003

Return (loss) on average equity	4.18%	(17.73)%	6.07%	8.98%	10.91%
Return (loss) on average assets	0.83%	(2.81)%	0.64%	1.01%	1.17%
Net interest margin	3.68%	3.20%	3.54%	3.78%	3.85%
Efficiency ratio	64.31%	229.20%	74.40%	65.05%	62.68%
Shareholders’ equity to total assets	19.34%	20.05%	8.62%	11.04%	10.98%